                                                                    EXHIBIT 12.1


                               WORLD ACCESS, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES


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

                                         Nine months ended                           Years Ended December 31,
                                       -----------------------  -------------------------------------------------------------------
                                            September 30
                                       -----------------------
                                          1997         1996        1996        1995         1994           1993             1992
                                       ----------   ----------  ----------   ---------   ------------   ----------     ------------
Earnings:

  Net income (loss) before
      income taxes from
      continuing operations            $16,397,541  $4,729,438  $7,523,611   $1,172,443  $(1,882,586)   $(2,059,983)  $(3,297,853)

  Interest expense                          75,900     308,592     318,987      493,797      523,011        422,434       440,847

  Amortization of debt
      issue costs                           19,332      42,714      56,952       47,568       47,568         59,977        38,665

  Portion of rents representative
      of an interest factor                417,188     314,761     442,289      223,311      189,314        176,649       179,982
                                       -----------  ----------  ----------   ----------  -----------    -----------   -----------

      Total earnings                   $16,909,961  $5,395,505  $8,341,839   $1,937,119  $(1,122,693)   $(1,400,923)  $(2,638,359)
                                       ===========  ==========  ==========   ==========  ===========    ===========   ===========


Fixed Charges:

  Interest expense                     $    75,900  $  308,592  $  318,987   $  493,797  $   523,011    $   422,434   $   440,847

  Amortization of debt
      issue costs                           19,332      42,714      56,952       47,568       47,568         59,977        38,665

  Portion of rents representative
      of an interest factor                417,188     314,761     442,289      223,311      189,314        176,649       179,982
                                       -----------  ----------  ----------   ----------  -----------    -----------   -----------

      Total fixed charges              $   512,420  $  666,067  $  818,228   $  764,676  $   759,893    $   659,060   $   659,494
                                       ===========  ==========  ==========   ==========  ===========    ===========   ===========

Ratio of earnings to fixed
      charges                                 33.0x        8.1x       10.2x         2.5x        (1.5)x         (2.1)x        (4.0x)
                                       ===========  ==========  ==========   ==========  ===========    ===========   ===========


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